EXHIBIT 4.3

POOLING AGREEMENT

BETWEEN

ALLY AUTO ASSETS LLC

AND

ALLY BANK

DATED AS OF MARCH 29, 2017

i

EXHIBIT A	Form of First Step Receivables Assignment

SCHEDULE A	Schedule of Receivables

APPENDIX A	Definitions, Rules of Construction and Notices

APPENDIX B	Additional Representations and Warranties

ii

THIS POOLING AGREEMENT, dated as of March 29, 2017, is between ALLY AUTO ASSETS LLC, a Delaware limited liability company (“Ally Auto”), and ALLY BANK, a Utah chartered bank (the “Seller”).

WHEREAS, Ally Auto desires to purchase on the date hereof a portfolio of automobile and light truck retail instalment sale contracts, direct purchase money loans and related rights owned by the Seller;

WHEREAS, the Seller is willing to sell on the date hereof such contracts and related rights to Ally Auto;

WHEREAS, Ally Auto may wish to sell or otherwise transfer on the date hereof such contracts and related rights, or interests therein, to a trust, corporation, partnership or other entity (any such entity being the “Issuing Entity”); and

WHEREAS, the Issuing Entity may issue debentures, notes, participations, certificates of beneficial interest, partnership interests or other interests or securities (collectively, any such issued interests or securities being “Securities”) to fund its acquisition of such contracts and related rights.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Definitions. Certain capitalized terms used in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Pooling Agreement as it may be amended, supplemented or modified from time to time, and all references herein to Articles and Sections are to Articles or Sections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

SECTION 1.02    Owner of a Receivable. For purposes of this Agreement, the “Owner” of a Receivable shall mean Ally Auto until the sale, transfer, assignment or other conveyance of such Receivable by Ally Auto pursuant to the terms of the applicable Further Transfer Agreements, and thereafter shall mean the Issuing Entity; provided that the Seller, the Servicer or Ally Auto, as applicable, shall be the “Owner” of any Receivable from and after the time that such Person shall acquire such Receivable, whether pursuant to Section 4.04 of this Agreement, any provision of the Further Transfer Agreements, Section 2.07 of the Servicing Agreement or otherwise.

ARTICLE II

PURCHASE AND SALE OF RECEIVABLES

SECTION 2.01    Purchase and Sale of Receivables.

(a)    Purchase. On the Closing Date, subject to satisfaction of the conditions specified in Article V and the First Step Receivables Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer Agreements, if any), the Seller shall sell, transfer, assign and otherwise convey to Ally Auto, without recourse:

(i)    all right, title and interest of the Seller in, to and under the Receivables listed on the Schedule of Receivables and all monies received thereon on and after the Cutoff Date or, with respect to a Substitute Receivable, the related Substitute Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle;

(ii)    the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto;

(iii)    the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv)    the interest of the Seller in any proceeds from recourse against Dealers on the Receivables;

(v)    all right, title and interest of the Seller in, to and under the First Step Receivables Assignment; and

(vi)    all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

The property described in clauses (i) through (vi) above is referred to herein collectively as the “Purchased Property.”

(b)    It is the intention of the Seller and Ally Auto that the sale, transfer, assignment and other conveyances of the Receivables contemplated by this Agreement and the First Step Receivables Assignment shall constitute a sale of the Receivables from the Seller to

Ally Auto and the beneficial interest in and title to the Receivables shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

(c)    The sale, transfer, assignment and other conveyances of Receivables contemplated by this Agreement and the First Step Receivables Assignment do not constitute and are not intended to result in the creation of or an assumption by Ally Auto of any obligation of the Seller, the Servicer or any other Person to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

SECTION 2.02    Receivables Purchase Price. In consideration for the Purchased Property, Ally Auto shall, on the Closing Date, pay to the Seller an amount equal to the Initial Aggregate Receivables Principal Balance in respect of the Receivables and the Seller shall execute and deliver to Ally Auto an assignment in the form attached hereto as Exhibit A (the “First Step Receivables Assignment”). The Initial Aggregate Receivables Principal Balance is equal to $1,019,852,295.52. A portion of the Initial Aggregate Receivables Principal Balance, equal to $[959,937,842.25], shall be paid to the Seller in immediately available funds and the balance of such purchase price shall be paid through an increase in Seller’s capital account in Ally Auto (as a result of a deemed capital contribution from Seller to Ally Auto), equal to $[59,914,453.27]. The amount of the deemed capital contribution shall be duly recorded by the Seller and Ally Auto.

SECTION 2.03    The Closing. The sale and purchase of the Receivables shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the Closing Date at a time mutually agreeable to the Seller and Ally Auto, and will occur simultaneously with the closing of transactions contemplated by the Further Transfer Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01    Representations and Warranties as to the Receivables. The Seller makes the following representations and warranties as to each Receivable, on which Ally Auto relies in accepting the Receivables. Such representations and warranties speak as of the Closing Date, and shall survive the sale, transfer and assignment of the Receivables to Ally Auto and the subsequent assignment and transfer pursuant to the Further Transfer Agreements:

(a)    Characteristics of Receivables.

(i)    General. Each Receivable:

(1)    is secured by a Financed Vehicle, was originated in the United States by the Seller or one of its subsidiaries or a Dealer for the retail sale of a Financed Vehicle in the ordinary course of business, was fully and properly executed by the parties thereto, if not originated by the Seller, was purchased by the Seller from one of its subsidiaries or from such Dealer under an existing Dealer Agreement, and was validly assigned by such subsidiary or such Dealer to the Seller in accordance with its terms;

(2)    has created or shall create a valid, binding and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to Ally Auto;

(3)    contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security;

(4)    is a Simple Interest Receivable;

(5)    provides for level monthly payments which may vary from one another by no more than $5, which shall amortize the Amount Financed by maturity and shall yield interest at the Annual Percentage Rate;

(6)    has an original term of not less than twelve (12) monthly payments and not greater than seventy-five (75) monthly payments and a remaining term of not less than three (3) monthly payments; and

(7)    with respect to which at least one monthly payment has been made.

(ii)    Receivables. In addition to the characteristics set forth in Section 3.01(a)(i) above, each Receivable (1) has a first scheduled payment due date on or after November 28, 2010, (2) was originated on or after October 20, 2010, (3) as of the Cutoff Date, was not considered past due (that is, no payments due on that Receivable in excess of $25 were more than thirty (30) days delinquent) and was not a Liquidating Receivable and (4) has an Annual Percentage Rate not greater than 17.00%.

(b)    Schedule of Receivables. The information set forth in the Schedule of Receivables is true and correct in all material respects relating to such Receivable.

(c)    Compliance With Law. All requirements of applicable federal, State and local laws, and regulations thereunder, including usury laws, Utah banking laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws, in respect of each such Receivable and other Purchased Property, have been complied with in all material respects, and each such Receivable and the sale of the Financed Vehicle evidenced thereby complied at the time it was originated or made and now complies in all material respects with all legal requirements of the jurisdiction in which it was originated or made.

(d)    Binding Obligation. Each such Receivable represents the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable in all material respects by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the First Step Receivables Assignment, each Receivable was secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party or all necessary and appropriate action had been commenced that would result in the valid perfection of a first priority security interest in the Financed Vehicle in favor of the Seller as secured party.

(f)    Receivables In Force. Each such Receivable has not been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part.

(g)    No Waiver. Since the Cutoff Date no provision of any such Receivable has been waived, altered or modified in any respect, except to the extent set forth in the related Receivable File; provided that no such modification has increased the number of originally scheduled due dates or the Amount Financed of the related Receivable.

(h)    No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened as indicated in the Receivable File with respect to any such Receivable.

(i)    Insurance. The Obligor under each such Receivable is required to maintain a physical damage insurance policy of the type that the Seller requires in accordance with its customary underwriting standards for the purchase of motor vehicle related receivables.

(j)    Good Title. Each such Receivable has not been sold, transferred, assigned or pledged by the Seller to any Person other than Ally Auto; immediately prior to the conveyance of each such Receivable pursuant to this Agreement and the First Step Receivables Assignment, the Seller had good and marketable title thereto, free of any Lien; and, upon execution and delivery of this Agreement by the Seller, Ally Auto shall have all of the right, title and interest of the Seller in and to each such Receivable, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(k)    One Original. There is only one original executed copy of each such Receivable.

(l)    No Documents or Instruments. No such Receivable, or constituent part thereof, constitutes a “negotiable instrument” or “negotiable document of title” (as such terms are used in the UCC).

SECTION 3.02    Representations and Warranties as to the Pool of Receivables. The Seller makes the following representations and warranties as to the pool of Receivables, on which Ally Auto relies in accepting the Receivables. Such representations and warranties speak as of the Closing Date, and shall survive the sale, transfer and assignment of the Receivables to Ally Auto and the subsequent assignment and transfer pursuant to the Further Transfer Agreements:

(a)    Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the Purchased Property, which are attached to this Agreement as Appendix B, are true and correct to the extent that they are applicable.

(b)    No Adverse Selection. No selection procedures believed to be adverse to Ally Auto or to holders of the Securities issued under the Further Transfer Agreements were utilized in selecting the Receivables from those receivables of the Seller that meet the selection criteria set forth in this Agreement.

(c)    No Liens. To the best of the Seller’s knowledge: (1) there are no liens or claims that have been filed for work, labor or materials affecting any Financed Vehicle securing any Receivable that are or may be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by such Receivable; (2) no contribution failure has occurred with respect to any Benefit Plan which is sufficient to give rise to a lien under Section 303 (k) of ERISA with respect to any Receivable; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any Receivable.

(d)    Lawful Assignment. Each such Receivable was not originated in, or is not subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of each such Receivable under this Agreement, the Trust Sale Agreement or the Indenture, as applicable.

(e)    All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give Ally Auto a first priority perfected ownership interest in each such Receivable shall have been made.

SECTION 3.03    Additional Representations and Warranties of the Seller. The Seller hereby represents and warrants to Ally Auto as of the Closing Date that:

(a)    Organization and Good Standing; FDIC. The Seller has been duly organized and is validly existing as a Utah chartered bank, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted; and as of the date hereof, the Seller is insured by the Federal Deposit Insurance Corporation and is subject to the Federal Deposit Insurance Act;

(b)    Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c)    Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the First Step Receivables Assignment and to carry out its terms; the Seller has full power and authority to sell and assign the property to be sold and assigned to Ally Auto, and has duly authorized such sale and assignment to Ally Auto by all necessary corporate action; and the execution, delivery and performance of this Agreement and the First Step Receivables Assignment have been duly authorized by the Seller by all necessary corporate action;

(d)    Valid Sale; Binding Obligation. This Agreement and the First Step Receivables Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Receivables, in each case, enforceable against creditors of and purchasers from the Seller; and this Agreement together with the First Step Receivables Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Receivables Assignment and the fulfillment of the terms of this Agreement and the First Step Receivables Assignment shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the First Step Receivables Assignment or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties; and

(f)    No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement or the First Step Receivables Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the First Step Receivables Assignment, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment.

SECTION 3.04    Representations and Warranties of Ally Auto. Ally Auto hereby represents and warrants to the Seller as of the Closing Date:

(a)    Organization and Good Standing. Ally Auto has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b)    Due Qualification. Ally Auto is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c)    Power and Authority. Ally Auto has the power and authority to execute and deliver this Agreement and the First Step Receivables Assignment and to carry out its terms; Ally Auto had at all relevant times, and now has, power, authority and legal right to acquire and own the Receivables and the execution, delivery and performance of this Agreement and the First Step Receivables Assignment have been duly authorized by Ally Auto by all necessary limited liability company action;

(d)    No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Receivables Assignment and the fulfillment of the terms of this Agreement and the First Step Receivables Assignment shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of Ally Auto, or any indenture, agreement, mortgage, deed of trust or other instrument to which Ally Auto is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than any Further Transfer Agreement or violate any law or, to the best of Ally Auto’s knowledge, any order, rule or regulation applicable to Ally Auto of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Ally Auto or any of its properties; and

(e)    No Proceedings. To Ally Auto’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Ally Auto or its properties (i) asserting the invalidity of this Agreement and the First Step Receivables Assignment, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by Ally Auto of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.01    Conflicts With Further Transfer Agreements. To the extent that any provision of Sections 4.02 through 4.04 of this Agreement conflicts with any provision of the Further Transfer Agreements, the Further Transfer Agreements shall govern.

SECTION 4.02    Protection of Title. (a)    Filings. The Seller shall prepare or execute, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized or prepared, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of Ally Auto under this Agreement and the First Step Receivables Assignment in the Receivables and the other Purchased Property and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to Ally Auto file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing, and the Seller hereby authorizes Ally Auto and its assigns to file all such financing statements without its signature.

(b)    Name Change. The Seller shall not change its State of organization or its name, identity or entity structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller, Ally Auto or Ally Auto’s assigns in accordance with Section 4.02(a) seriously misleading within the meaning of the UCC, unless it shall give Ally Auto written notice thereof within ten (10) days of such change.

(c)    Executive Office; Maintenance of Offices. The Seller shall give Ally Auto written notice within ten (10) days of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain each office from which it originates Receivables and its principal executive office within the United States of America.

(d)    New Debtor. In the event that the Seller shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Seller hereunder, the Seller shall comply fully with the obligations of Section 4.02(a).

SECTION 4.03    Other Liens or Interests. Except for the conveyances hereunder and under the First Step Receivables Assignment and as contemplated by the Further Transfer Agreements, the Seller shall not sell, pledge, assign or transfer the Receivables or other Purchased Property to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title and interest of Ally Auto in, to and under such Receivables or other Purchased Property against all claims of third parties claiming through or under the Seller.

SECTION 4.04    Repurchase or Substitution of Receivables.

(a)    Repurchase or Substitution Events. By its execution of the Further Transfer Agreements to which it is a party, the Seller shall acknowledge the assignment by Ally

Auto of such of its right, title and interest in, to and under this Agreement and the First Step Receivables Assignment to the Issuing Entity as shall be provided in the Further Transfer Agreements. The Seller hereby covenants and agrees with Ally Auto for the benefit of Ally Auto and the Interested Parties that in the event of a breach of any of the Seller’s representations and warranties contained in Section 3.01 or Section 3.02 hereof with respect to any Receivable (a “Repurchase or Substitution Event”), the Seller shall (a) if such breach is discovered on or prior to the second anniversary of the Closing Date and if the aggregate Principal Balance of the Substitute Receivables substituted since the Closing Date is less than or equal to 10% of the Initial Aggregate Receivables Principal Balance, the Seller shall substitute a Substitute Receivable in exchange for such Warranty Receivable by delivering a First Step Receivables Assignment with respect to such Substitute Receivable on the related Substitution Date or (b) if such breach is discovered after the second anniversary of the Closing Date or if the Seller has previously sold Substitute Receivables to Ally Auto in an amount greater than 10% of the Initial Aggregate Receivables Principal Balance, the Seller shall, if required by the Further Transfer Agreements, repurchase such Warranty Receivable from the Issuing Entity (if the Issuing Entity is then the Owner of such Warranty Receivable) on the date and for the amount specified in the Further Transfer Agreements, in each case, without further notice from Ally Auto hereunder. Upon the occurrence of a Repurchase or Substitution Event with respect to a Warranty Receivable for which Ally Auto is the Owner, the Seller agrees to repurchase or substitute such Warranty Receivable from Ally Auto for an amount and upon the same terms as the Seller would be obligated to repurchase or substitute such Warranty Receivable from the Issuing Entity if the Issuing Entity was then the Owner thereof, and upon payment of the Warranty Payment, the Seller shall have such rights with respect to such Warranty Receivable as if the Seller had purchased or substituted such Warranty Receivable from the Issuing Entity as the Owner thereof. It is understood and agreed that the obligation of the Seller to repurchase or substitute any Warranty Receivable as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Seller for such breach available to Ally Auto or any Interested Party.

(b)    Identification of Substitute Receivables. The Seller shall select the Substitute Receivable within the portfolio of receivables owned by the Seller by identifying all of the receivables that meet the criteria set forth in each of the following criteria and then removing receivables that do not satisfy the criteria specified in each successive clause in the order of priority set forth below until only one receivable is available:

(i)    first, the Substitute Receivable must satisfy each of the criteria set forth in the definition of “Substitute Receivable”;

(ii)    second, the Substitute Receivable must be the receivable owned by the Seller that has a Principal Balance closest to the Principal Balance of the related Warranty Receivable;

(iii)    third, the Substitute Receivable must be the receivable owned by the Seller that has an Annual Percentage Rate closest to the Annual Percentage Rate of the related Warranty Receivable;

(iv)    fourth, the Substitute Receivable must be the receivable owned by the Seller that has a remaining term closest to the remaining term of the Warranty Receivable;

(v)    fifth, the Substitute Receivable must be the receivable owned by the Seller that has an accompanying FICO score closest to the FICO score of the Obligor related to the Warranty Receivable; and

(vi)    sixth, the Substitute Receivable must be the receivable owned by the Seller that is secured by the related Financed Vehicle that is closest to the Financed Vehicle that secures the related Warranty Receivable, with the characteristics determined in the following order of priority:

(1)    the make of the related Financed Vehicle;

(2)    the model year of the related Financed Vehicle;

(3)    whether the related Financed Vehicle was used or new at the time that the Substitute Receivable was acquired by the Seller; and

(4)    the mileage of the the related Financed Vehicle to the nearest 10th of a mile.

(c)    Repurchase Dispute Resolution. The Seller hereby agrees to cooperate with the Interested Parties in any ADR Proceeding commenced pursuant to the provisions set forth in the Further Transfer Agreements. Ally Auto hereby agrees to provide the Seller with the opportunity to exercise any rights of Ally Auto pursuant to the Further Transfer Agreements with respect to an ADR Proceeding to the extent a dispute relates to the representations and warranties of the Seller contained in Section 3.01 or Section 3.02.

SECTION 4.05    Indemnification. The Seller shall indemnify Ally Auto for any liability as a result of the failure of a Receivable to be originated in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that the Seller may otherwise have.

SECTION 4.06    Further Assignments. The Seller acknowledges that Ally Auto may, pursuant to the Further Transfer Agreements, sell the Receivables to the Issuing Entity and assign its rights hereunder and under the First Step Receivables Assignment to the Issuing Entity, subject to the terms and conditions of the Further Transfer Agreements, and that the Issuing Entity may in turn further pledge, assign or transfer its rights in the Receivables and this Agreement and the First Step Receivables Assignment. The Seller further acknowledges that Ally Auto may assign its rights under the Custodian Agreement to the Issuing Entity.

SECTION 4.07    Pre-Closing Collections. Within two (2) Business Days after the Closing Date the Seller shall transfer to the account or accounts designated by Ally Auto (or by the Issuing Entity under the Further Transfer Agreements) all collections on the Receivables held by the Seller on the Closing Date, and conveyed to Ally Auto pursuant to Section 2.01.

SECTION 4.08     Compliance with the FDIC Rule. The Seller agrees to (i) perform the covenants set forth in Article XII of the Indenture applicable to it and (ii) facilitate compliance with Article XII of the Indenture by the Ally Parties.

SECTION 4.09    Asset Representations Review.

(a)    The Seller shall (i) at all times while any Public Notes remain Outstanding, ensure that an Asset Representations Reviewer is appointed, (ii) cooperate with the Asset Representations Reviewer in creating procedures for a review of the representations and warranties set forth in Section 3.01, (iii) provide the Asset Representations Reviewer with the Asset Representations Review Notice and (iv) provide the Asset Representations Reviewer with reasonable access to the Seller’s offices and information databases upon the initiation of an Asset Representations Review as set forth in Section 5.17(d) of the Indenture.

(b)    Upon receipt of a final report from the Asset Representations Reviewer, the Seller shall review the findings of the Asset Representations Reviewer and determine whether a breach of a representation or warranty set forth in Section 3.01 has occurred with respect to any Receivable tested by the Asset Representations Reviewer and whether a repurchase or substitution of such Receivable is required pursuant to Section 4.04(a). Upon the written request of a Noteholder or Note Owner, the Seller shall forward the final report from the Asset Representations Reviewer to such Noteholder or Note Owner.

ARTICLE V

CONDITIONS

SECTION 5.01    Conditions to Obligation of Ally Auto. The obligation of Ally Auto to purchase the Receivables hereunder and pursuant to the First Step Receivables Assignment is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties True. The representations and warranties of the Seller hereunder shall be true and correct at the time of the Closing Date, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b)    No Repurchase or Substitution Event. No Repurchase or Substitution Event shall have occurred on or prior to the Closing Date.

(c)    Computer Files Marked. The Seller shall have or shall have caused to have, at its own expense, on or prior to the Closing Date, indicated in its computer files created in connection with the Receivables that the Receivables have been sold to Ally Auto pursuant to this Agreement and the First Step Receivables Assignment and deliver to Ally Auto the Schedule of Receivables, certified by an officer of the Seller to be true, correct and complete.

(d)    Documents to be Delivered By the Seller.

(i)    The Assignment. On the Closing Date, the Seller shall execute and deliver the First Step Receivables Assignment.

(ii)    Evidence of UCC Filing. On or prior to the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, authorized by and naming the Seller as seller or debtor, naming Ally Auto as purchaser or secured party, naming the Receivables and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Receivables to Ally Auto. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to Ally Auto of such filing, to Ally Auto on or prior to the Closing Date.

(iii)    Other Documents. On the Closing Date, the Seller shall provide such other documents as Ally Auto may reasonably request.

(e)    Other Transactions. The transactions contemplated by the Further Transfer Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

(f)    Asset Representations Reviewer. The Asset Representations Reviewer shall have been appointed and shall have entered into the Asset Representations Review Agreement.

SECTION 5.02    Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to Ally Auto hereunder or pursuant to the First Step Receivables Assignment is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties True. The representations and warranties of Ally Auto hereunder shall be true and correct as of the Closing Date with respect to the Receivables, and Ally Auto shall have performed all obligations to be performed by it hereunder or pursuant to the First Step Receivables Assignment on or prior to the closing hereunder.

(b)    Receivables Purchase Price. On the Closing Date, Ally Auto shall pay to the Seller that portion of the Initial Aggregate Receivables Principal Balance as provided in Section 2.02.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01    Amendment. This Agreement may be amended from time to time (subject to any expressly applicable amendment provision of the Further Transfer Agreements or the Servicing Agreement) by a written amendment duly executed and delivered by the Seller and Ally Auto.

SECTION 6.02    Survival. The representations and warranties of the Seller set forth in Articles III and IV of this Agreement shall remain in full force and effect and shall survive the Closing Date under Section 2.03 hereof and the closing under the Further Transfer Agreements.

SECTION 6.03    Notices. All demands, notices and communications upon or to the Seller or Ally Auto under this Agreement shall be delivered as specified in Part III of Appendix A to this Agreement.

SECTION 6.04    Governing Law. THIS AGREEMENT AND THE FIRST STEP RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.05    Waivers. No failure or delay on the part of Ally Auto in exercising any power, right or remedy under this Agreement or the First Step Receivables Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 6.06    Costs and Expenses. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of Ally Auto, including fees and expenses of counsel, in connection with the perfection as against third parties of Ally Auto’s right, title and interest in, to and under the Receivables and the enforcement of any obligation of the Seller hereunder.

SECTION 6.07    Confidential Information. Ally Auto agrees that it shall neither use nor disclose to any person the names and addresses of the Obligors, except in connection with the enforcement of Ally Auto’s rights hereunder, under the Receivables, under the Further Transfer Agreements or as required by law.

SECTION 6.08    Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 6.09    Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 6.10    No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the final distribution with respect to the Notes to the Note Distribution Account or, with respect to the Certificates, to the Certificateholder or the Certificate Distribution Account, acquiesce, petition or otherwise invoke or cause Ally Auto or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against Ally Auto or the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Ally Auto or the Issuing Entity or any substantial part of the property of either of them, or ordering the winding up or liquidation of the affairs of Ally Auto or the Issuing Entity under any federal or State bankruptcy or insolvency proceeding.

SECTION 6.11    Limitations on Rights of Others. The provisions of this Agreement and the First Step Receivables Assignment are solely for the benefit of the Seller and Ally Auto and, to the extent expressly provided herein, the Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 6.12    Merger and Consolidation of the Seller or Ally Auto. Any corporation, limited liability company or other entity (i) into which either of the Seller or Ally Auto may be merged or consolidated, (ii) resulting from any merger or consolidation to which either of the Seller or Ally Auto shall be a party, (iii) succeeding to the business of either of the Seller or Ally Auto or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller or Ally Auto (as applicable) under this Agreement and the other Basic Documents shall be the successor to the Seller or Ally Auto (as applicable) under this Agreement and the other Basic Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

SECTION 6.13    Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Seller or Ally Auto without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Seller or Ally Auto (as applicable), or 25% or more of the voting interests of which is owned, directly or indirectly, by General Motors or by Ally Financial, provided that the assignee of Ally Auto executes an agreement of assumption, as provided in Section 3.03(a) of the Trust Sale Agreement.

SECTION 6.14    Official Record. This Agreement is, and the Seller agrees to maintain this Agreement from and after the date hereof as, an official record (within the meaning of Section 13(e) of the Federal Deposit Insurance Act) of the Seller.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLY BANK

By:
Name:
Title:

ALLY AUTO ASSETS LLC

By:
Name:
Title:

Pooling Agreement (AART 2017-2)

EXHIBIT A

FORM OF

FIRST STEP RECEIVABLES ASSIGNMENT

PURSUANT TO THE POOLING AGREEMENT

For value received, in accordance with the Pooling Agreement, dated as of March 29, 2017 (the “Pooling Agreement”), between Ally Bank, a Utah chartered bank (the “Seller”), and Ally Auto Assets LLC, a Delaware limited liability company (“Ally Auto”), the Seller does hereby sell, assign, transfer and otherwise convey unto Ally Auto, without recourse, as of [March 29, 2017], (i) all right, title and interest of the Seller in, to and under the Receivables listed on the Schedule of Receivables attached as Schedule A hereto and all monies received thereon on and after the [Substitute] Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle; (ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto; (iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors; (iv) the interest of the Seller in any proceeds from recourse against Dealers on the Receivables; (v) all right, title and interest of the Seller in, to and under the First Step Receivables Assignment; and (vi) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i), (ii), (iii), (iv) and (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

It is the intention of the Seller and Ally Auto that the sale, transfer, assignment and other conveyances of the Receivables contemplated by the Pooling Agreement and this First Step Receivables Assignment shall constitute a sale of the Receivables from the Seller to Ally Auto and the beneficial interest in and title to the Receivables shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The foregoing sale, transfer, assignment and other conveyances of the Receivables contemplated by the Pooling Agreement and this First Step Receivables Assignment do not constitute and are not intended to result in the creation of or an assumption by Ally Auto of any obligation of the undersigned to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

Ex. A-1

[For purposes of this First Step Receivables Assignment, the Substitute Cutoff Date shall be [            ], 20[    ].]

This First Step Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling Agreement and is to be governed by the Pooling Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Pooling Agreement.

*    *    *    *    *

Ex. A-2

IN WITNESS WHEREOF, the undersigned has caused this First Step Receivables Assignment to be duly executed as of the day and year first above written.

ALLY BANK

By:
Name:
Title:

Ex. A-3

SCHEDULE A

SCHEDULE OF RECEIVABLES

The Schedule of Receivables is

on file at the offices of:

1.	The Indenture Trustee

2.	The Owner Trustee

3.	The Servicer

4.	The Seller

5.	Ally Auto Assets LLC

Sch. A

APPENDIX A

Part I

For ease of reference, capitalized terms defined herein have been consolidated with and are contained in Part I of Appendix A to the Servicing Agreement of even date herewith among Ally Bank, Ally Auto Assets LLC and Ally Auto Receivables Trust 2017-2, as amended and supplemented from time to time.

Part II

For ease of reference, the rules of construction have been consolidated with and are contained in Part II of Appendix A to the Servicing Agreement of even date herewith among Ally Bank, Ally Auto Assets LLC and Ally Auto Receivables Trust 2017-2, as amended and supplemented from time to time.

Part III

For ease of reference, the notice addresses and procedures have been consolidated with and are contained in Appendix B to the Servicing Agreement of even date herewith among Ally Bank, Ally Auto Assets LLC and Ally Auto Receivables Trust 2017-2, as amended and supplemented from time to time.

App. A

APPENDIX B

Additional Representations and Warranties

1.	While it is the intention of the Seller and Ally Auto that the transfer and assignment contemplated by this Agreement and the First Step Receivables Assignment shall constitute sales of the Purchased Property from the Seller to Ally Auto, this Agreement, the Trust Sale Agreement and the Indenture create a valid and continuing security interest (as defined in the applicable UCC) in the Purchased Property in favor of Ally Auto, the Trust and the Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller, Ally Auto and the Issuing Entity, respectively.

2.	All steps necessary to perfect the Seller’s security interest against each Obligor in the property securing the Purchased Property have been taken.

3.	Prior to the sale of the Purchased Property to Ally Auto under this Agreement, the Receivables constitute “tangible chattel paper” or “electronic chattel paper” within the meaning of the applicable UCC.

4.	The Seller owns and has good and marketable title to the Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5.	The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Purchased Property granted to Ally Auto hereunder, the Issuing Entity under the Trust Sale Agreement and the Indenture Trustee under the Indenture.

6.	Other than the security interest granted to Ally Auto pursuant to the Basic Documents, the Issuing Entity under the Trust Sale Agreement and the Indenture Trustee under the Indenture none of the Seller, Ally Auto or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchased Property. None of the Seller, Ally Auto or the Issuing Entity has authorized the filing of, nor is the Seller aware of, any financing statements against the Seller, Ally Auto or the Issuing Entity that include a description of collateral covering the Purchased Property other than the financing statements relating to the security interests granted to Ally Auto, the Issuing Entity and the Indenture Trustee under the Basic Documents or any financing statement that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller, Ally Auto or the Issuing Entity.

7.

The Custodian has in its possession or with third party vendors all original copies (or, with respect to Receivables that are “electronic chattel paper,” authoritative copies) of the Receivables Files and other documents that constitute or evidence the Receivables and the Purchased Property. The Receivables Files and other documents that constitute or evidence the Receivables that are “tangible chattel paper” do not have any marks or

App. B-1

notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Ally Auto. All financing statements filed or to be filed against the Seller in favor of Ally Auto in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of Ally Auto.”

App. B-2